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Exhibit 10.7

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the    day of March, 2005, by and among Deja Foods, Inc., a Nevada corporation (the "Company"), and Rick Saperstein ("Saperstein").

EXPLANATORY STATEMENT

  A.
  The Company desires to employ Saperstein as its Chief Financial Officer and as provided herein.

  B.
  Saperstein desires to accept such employment.

        NOW, THEREFORE, for and in consideration of the foregoing Explanatory Statement that is made a substantive part of this Agreement and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Employment.    The Company hereby employs Saperstein and Saperstein hereby accepts employment with the Company as its Chief Financial Officer upon the terms and conditions hereinafter set forth.

        2.    Duties.    Saperstein will serve the Company as Chief Financial Officer and will faithfully and diligently perform the services and functions relating to such position or otherwise reasonably incident to such position, provided that all such services and functions will be reasonable and within Saperstein's area of expertise. Saperstein's specific duties shall include those related to (i) all phases of the Company's finances; (ii) coordination of the Company's daily operations; (iii) coordination of the preparation of all financial reports for the Company; (iv) evaluating the Company's financial position; (v) coordinating the preparation of all filings with the Securities and Exchange Commission and (vi) such other duties as the Company may reasonably direct. Saperstein will, during the term of this Agreement (or any extension thereof), devote his time, attention and skills and best efforts as a full time employee to the promotion of the business of the Company.

        3.    Term.    This Agreement and Saperstein's employment shall commence on May 17, 2005, (the "Effective Date") and shall continue for a term of two years ("Initial Term") unless terminated earlier in accordance with this Agreement. The term of this Agreement may be extended by agreement of the Company and Saperstein.

        4.    Compensation.    As compensation for the services rendered to the Company under this Agreement commencing on the Effective Date hereof, Saperstein will be paid a base salary of One Hundred and Twenty Five Thousand dollars ($125,000) per year, payable monthly, in arrears, in bi-monthly installments or in accordance with the then current payroll policies of the Company or as otherwise agreed to by the parties (the "Salary"). At any time and from time to time, the Salary may be increased if so determined by the Company's board of directors after a review of Saperstein's performance of his duties hereunder. Further, the Company's board of directors may provide bonuses, at its sole discretion, to Saperstein upon the completion of any corporate acquisitions.

        5.    Termination.    This Agreement will terminate and no additional payments of compensation will be due hereunder upon the occurrence of any of the following events:

  a.
  The death of Saperstein;

  b.
  The "Total Disability" (as hereinafter defined) of Saperstein;

  c.
  Written notice to Saperstein from the Company of termination for "Cause" (as hereinafter defined);

  d.
  The voluntary termination of this Agreement by either party upon sixty (60) days prior written notice;

  e.
  The later of two (2) years from the Effective Date of this Agreement or the date to which this Agreement is extended in accordance with Section 3 above.

        For purposes of Section 5b, the term "Total Disability" means physical or mental disability, or both, determined to be (or reasonably expected to be, based upon then available medical information) of not less than six (6) months duration or more. The determination shall rest upon the opinion of the physician regularly attending Saperstein. If the Company disagrees with said physician's opinion, the Company may engage at their own expense a physician to examine the Saperstein, and Saperstein hereby consents to such examination and to waive, if applicable any privilege between the physician and Saperstein that may arise as a result of said examination. If after conferring, the two physicians cannot concur on a final opinion, they shall choose a third consulting physician whose opinion shall control. The expense of the third consulting physician shall be borne equally by the Saperstein and the Company.

        For purposes of Section 5c, "Cause" means (i) Saperstein has failed to substantially perform his duties as reasonably determined by any Officer of the Company or the Board of Directors of the Company, (ii) Saperstein engages in poor performance that is not cured within thirty (30) days after counseling by the Company, (iii) Saperstein has failed to comply with the reasonable directives and policies of the Board of Directors of the Company or of any Officer of the Company, or (iv) Saperstein breaches his fiduciary duty to the Company or commits any dishonest, unethical, fraudulent, or felonious act in respect to Saperstein's duties to the Company.

        6.    Benefits.    Saperstein shall be entitled to participate in any Company benefits as they become available, if at all, including group medical and dental insurance, life insurance, incentive compensation, deferred compensation, stock option plans or other Company programs or plans which are offered to other Company executives.

        7.    Stock Options.    Specifically subject to Section 7a and 7b below and Section 9b and contingent upon Saperstein being employed by the Company, Saperstein shall be granted options to purchase 30,000 shares of the Company's Common Stock exercisable at $1.00 per share for ten (10) years from the date they vest (the "Stock Options"), with one-half of the Stock Options vested after each year of employment by the Company. In the event of any termination of Saperstein's employment, any Stock Options that have not previously vested shall immediately terminate. In addition, all Stock Options to be granted herein shall be exercisable in accordance with the Company's 2005 Stock Option Plan and in accordance with the following and Section 9c below:

  a.
  If Saperstein's employment is terminated for any reason other than "for Cause" as defined herein, then the unexercised options shall be exercisable for a period of either (i) forty-five (45) days from the termination of Saperstein's employment or (ii) the end of the Initial Term of this Agreement or any extension thereof; whichever period is later.

  b.
  If Saperstein's employment by the Company is terminated "for Cause" as defined in this Agreement, then all unexercised options granted to Saperstein shall immediately terminate and not be exercisable upon notice of Saperstein's termination of employment "for Cause."

        8.    Business Expenses.    Upon submission of proper documentation, the Company shall pay or reimburse Saperstein for all reasonable and necessary office, telephone, travel and other expenses which are incurred by Saperstein in the pursuit of Saperstein's duties on behalf of the Company.

        9.    Confidentiality.

        a.    Confidentiality.

        (1)   Saperstein acknowledges that in Saperstein's employment hereunder, Saperstein will be making use of, acquiring and adding to the Company's trade secrets and its confidential and proprietary information of a special and unique nature and value relating to such matters as, but not limited to, the Company's business operations, internal structure, financial affairs, programs, software systems, procedures, manuals, confidential reports, lists of clients and prospective clients and sales and marketing methods, as well as the amount, nature and type of services, equipment and methods used and preferred by the Company's clients and the fees paid by such clients, all of which shall be deemed to be confidential information. Saperstein acknowledges that such confidential information has been and will continue to be of central importance to the business of the Company and that disclosure of it to or its use by others could cause substantial loss to the Company. In consideration of employment by the Company, Saperstein agrees that during the Initial Term and any renewal term of this Agreement and upon and after leaving the employ of the Company for any reason whatsoever, Saperstein shall not, for any purpose whatsoever, directly or indirectly, divulge or disclose to any person or entity any of such confidential information which was obtained by Saperstein as a result of the Saperstein's employment with the Company or any trade secrets of the Company, but shall hold all of the same confidential and inviolate.

        (2)   All contracts, agreements, financial books, records, instruments and documents; client lists; memoranda; data; reports; programs; software, tapes; Rolodexes; telephone and address books; letters; research; card decks; listings; programming; and any other instruments, records or documents relating or pertaining to clients serviced by the Company or Saperstein, the services rendered by Saperstein, or the business of the Company (collectively, the "Records") shall at all times be and remain the property of the Company. Upon termination of this Agreement and Saperstein's employment under this Agreement for any reason whatsoever, Saperstein shall return to the Company all Records (whether furnished by the Company or prepared by Saperstein), and Saperstein shall neither make nor retain any copies of any of such Records after such termination.

        (3)   All inventions and other creations, whether or not patentable or copyrightable, and all ideas, reports and other creative works, including, without limitation, computer programs, manuals and related materials, made or conceived in whole or in part by Saperstein while employed by the Company and within one year thereafter, which relate in any manner whatsoever to the business, existing or proposed, of the Company or any other business or research or development effort in which the Company or any of its subsidiaries or affiliates engages during Saperstein's employment by the Company will be disclosed promptly by Saperstein to the Company and shall be the sole and exclusive property of the Company. All copyrightable works created by Saperstein and covered by this Section 9b(3) shall be deemed to be works for hire. Saperstein shall cooperate with the Company in patenting or copyrighting all such inventions, ideas, reports and other creative works, shall execute, acknowledge, seal and deliver all documents tendered by the Company to evidence its ownership thereof through the world, and shall cooperate with the Company obtaining, defending and enforcing its rights therein.

        b.    Certain Claims upon Termination.    Saperstein understands that if within one year prior to the termination of Saperstein's employment with the Company, Saperstein has either (i) committed an act of theft, dishonesty, gross dereliction of duty, fraud, embezzlement, misappropriation, or breach of fiduciary duty against the Company or any other act of comparable misconduct against the Company; or (ii) breached any of his obligations under this Agreement, then the Company shall have the right to purchase any or all shares of Common Stock of the Company owned by Saperstein at the time of such termination for a purchase price equal to the amount that Saperstein paid for such shares, together with interest thereon at a rate of ten percent (10%) per annum. If the Company desires to exercise such right, it shall notify Saperstein within 60 days after the date of such termination and Saperstein shall tender the shares being purchased by the Company at the time and place designated in such notice from the Company upon receipt of the purchase price for such shares. If Saperstein fails to tender such shares, the shares shall be deemed to be canceled as of the date the Company tenders payment of the purchase price thereof.

        c.    Enforceability.    In the event of the breach of the covenants contained in this Section 9, it is understood that damages will be difficult to ascertain and the Company may petition a court of law or equity for injunctive relief in addition to any other relief which the Company may have under the law, this Agreement or any other agreement executed in connection herewith. In connection with the bringing of any legal or equitable action for the enforcement of this Agreement, the Company shall be entitled to recover, whether the Company seeks equitable relief, and regardless of what relief is afforded, such reasonable attorneys' fees and expenses as the Company may incur in prosecution of the Company's claim for breach hereof.

        It is hereby agreed that the provisions of this Section 9 are separate and independent from the other provisions of this Agreement, that these provisions are specifically enforceable by the Company notwithstanding any claim by Saperstein that the Company has violated or breached this Agreement or any claim that Saperstein is entitled to any offset or compensation.

        To induce the Company to enter into this Agreement, Saperstein represents and warrants to the Company that Section 9 of this Agreement is enforceable by the Company in accordance with its terms.

        The parties hereto agree that to the extent that any provision or portion of Section 9 of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law; and the parties hereto do further agree that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize, request and empower any court of competent jurisdiction to, enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

        10.    Waiver of Breach.    The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

        11.    Notices.    Any notices, consents, demands, request, approvals and other communications to be given under this Agreement by either party to the other will be deemed to have been duly given if given in writing and personally delivered, faxed or if sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

If to the Company:	Deja Foods, Inc. 16501 Ventura Blvd., Suite 608 Encino, CA 91436 Attn: David Fox, President
If to Saperstein:	Rick Saperstein

        Notices delivered personally will be deemed communicated as of actual receipt, notices by fax shall be deemed delivered when such notices are faxed to recipient's fax number and notices by mail shall be deemed delivered when mailed.

        12.    Entire Agreement.    This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understanding, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        13.    Severability.    If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during this Agreement, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

        14.    Governing Law.    To the extent permitted by applicable law, this Agreement and the rights and obligations of the parties will be governed by and construed and enforced exclusively in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of California and the State of California shall have exclusive jurisdiction regarding any legal actions relating to this Agreement.

        15.    Captions.    The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

        16.    Gender and Number.    When the context requires, the gender of all words used herein will include the masculine, feminine and neuter, and the number of all words will include the singular and plural.

        17.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE COMPANY:		SAPERSTEIN:
Deja Foods, Inc., a Nevada corporation

By:	/s/ DAVID FOX David Fox, President	/s/ RICK SAPERSTEIN Rick Saperstein

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